EXHIBIT 23.1

We hereby consent to the incorporation by reference in this Current Report on Form 8-K of our report dated May 6, 1999 relating to the financial statements and financial statement schedule, which appears in Interleaf, Inc.'s Annual Report on Form 10-K for the year ended March 31, 1999.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
April 28, 2000